Sangamo BioSciences, Inc. Point Richmond Tech Center 501 Canal Blvd., Richmond, CA 94804 510-970-6000 ● 510-236-8951(Fax

SANGAMO BIOSCIENCES APPOINTS DR. STEPHEN G. DILLY TO ITS
BOARD OF DIRECTORS

Richmond, Calif. – April 1, 2010 – Sangamo BioSciences, Inc. (Nasdaq: SGMO), a leader in the research and development of novel zinc finger DNA-binding proteins (ZFPs) for therapeutic gene regulation and modification, announced today the appointment of Stephen G. Dilly,  M.B.B.S., Ph.D., to the company’s board of directors effective March 31, 2010.

“On behalf of all of our directors I am delighted to welcome Stephen Dilly to our board,” said Edward Lanphier, Sangamo's president and CEO. “Throughout his career in both biotechnology and pharmaceutical companies, Stephen has been directly and successfully involved in all stages of drug development, from program initiation through drug testing to product launch. He brings a proven insight into the clinical development process and a wealth of experience which will be invaluable to Sangamo as we continue to advance our clinical pipeline and establish our ZFP technology as a novel therapeutic product development platform.”

Dr. Stephen G. Dilly is currently President, Chief Executive Officer and a member of the board of directors of APT Pharmaceuticals, Inc., a specialty drug company which is currently conducting a Phase III clinical trial of inhaled cyclosporine for the prevention and treatment of chronic rejection in lung transplantation.  Before joining APT in 2006, Dr. Dilly was Chief Medical Officer and Senior Vice President of Development of Chiron BioPharma, a biotechnology company which was later acquired by Novartis International AG. From 1998 to 2003, he held various senior management positions at Genentech Inc., including Vice President of Development Sciences, and in the ten years prior held senior management positions in drug development with SmithKline Beecham in the U.K.  During his career, Dr. Dilly has been closely associated with the development and launch of marketed drugs for many therapeutic areas, including Kytril, Paxil, Kredex, Requip, TNKase, Xolair, Avastin, Raptiva, Tarceva, Lucentis and Cubicin.

“I am very pleased to join Sangamo’s board of directors,” commented Dr. Dilly. “Sangamo’s proprietary ZFP technology has proven to be extraordinarily powerful for gene regulation and gene editing and the company is making important progress in establishing its ZFP TherapeuticTM product development platform to address significant unmet medical needs.  This is a very exciting stage for the company as it advances an important Phase 2b clinical trial of a first in class, disease-modifying ZFP Therapeutic for diabetic neuropathy, as well as Phase 1 trials of its unique ZFP nuclease approach for HIV/AIDS and a drug for glioblastoma. I look forward to contributing to the development of these and other ZFP Therapeutic programs, and to help position Sangamo for future growth and success.”

Dr. Dilly also serves as a member of the Advisory Board of Physic Ventures and the National Board of Advisors of the UC Davis Health System.  Dr. Dilly earned his M.B.B.S., or the equivalent of an M.D. in the U.S., from the University of London in the U.K. and received his Ph.D. in Cardiac Physiology from University of London.

Sangamo BioSciences, Inc. Point Richmond Tech Center 501 Canal Blvd., Richmond, CA 94804 510-970-6000 ● 510-236-8951(Fax

About Sangamo BioSciences Inc.
Sangamo BioSciences, Inc. is focused on the research and development of novel DNA-binding proteins for therapeutic gene regulation and modification.  The most advanced ZFP TherapeuticTM development program is currently in a Phase 2b clinical trial for evaluation of safety and clinical effect in patients with diabetic neuropathy and a Phase 2 trial in ALS. Sangamo also has two Phase 1 clinical trials to evaluate safety and clinical effect of a treatment for HIV/AIDS and another Phase 1 trial to evaluate safety and clinical effect of a treatment for recurrent glioblastoma multiforme. Other therapeutic development programs are focused on neuropathic pain, nerve regeneration, Parkinson’s disease and monogenic diseases.  Sangamo’s core competencies enable the engineering of a class of DNA-binding proteins known as zinc finger DNA-binding proteins (ZFPs).  By engineering ZFPs that recognize a specific DNA sequence Sangamo has created ZFP transcription factors (ZFP TFs) that can control gene expression and, consequently, cell function.  Sangamo is also developing sequence-specific ZFP Nucleases (ZFNs) for gene modification.  Sangamo has established strategic partnerships with companies in non-therapeutic applications of its technology including Dow AgroSciences and Sigma-Aldrich Corporation. For more information about Sangamo, visit the company’s web site at http://www.sangamo.com/.

This press release contains forward-looking statements regarding Sangamo’s current expectations. These forward looking statements include, without limitation, references to the development of Sangamo’s clinical pipeline, establishing Sangamo’s ZFP technology as a novel therapeutic product development platform and election of directors. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict. Factors that could cause actual results to differ include the early stage of ZFP Therapeutic development, uncertainties related to the timing of initiation and completion of clinical trials, and whether clinical trial results will validate and support the safety and efficacy of ZFP Therapeutics. Further, there can be no assurance that the necessary regulatory approvals will be obtained or that Sangamo will be able to develop commercially viable gene based therapeutics. Actual results may differ from those projected in forward-looking statements due to risks and uncertainties that exist in the company’s operations and business environments. These risks and uncertainties are described more fully in the company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q as filed with the Securities and Exchange Commission. Forward-looking statements contained in this announcement are made as of this date and will not be updated.

Contact
Sangamo BioSciences, Inc.
Elizabeth Wolffe, Ph.D.
510-970-6000 x271
ewolffe@sangamo.com
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